Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tikcro Technologies Ltd. for the registration of 3,000,000 of its ordinary shares under the Tikcro 2003 Stock Option Plan, as amended, of our report dated April 21, 2016, with respect to the financial statements of Tikcro Technologies Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Securities and Exchange Commission on April 21, 2016.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
July 19, 2016	A member of Ernst & Young Global